EXHIBIT e(1)(a)

                       AMENDMENT TO DISTRIBUTION AGREEMENT


      Agreement made by and between INVESCO Dynamics Fund, Inc. (the "Fund") and INVESCO Distributors, Inc. (the "Underwriter").

      WHEREAS, the Fund and Underwriter are parties to a Distribution Agreement dated September 30, 1997, (the "Distribution Agreement") governing the terms and conditions under which the Underwriter engages in the business of selling the shares of the Fund; and

      WHEREAS, the Fund and Underwriter desire to amend the Distribution Agreement;

      NOW, THEREFORE, in consideration of the premises and covenants contained herein, the Fund and Underwriter hereby amend the Distribution Agreement by the addition of the following terms and provisions:

      1. The name of the Fund is changed to INVESCO Capital Appreciation Funds, Inc. effective June 26, 1997 and to INVESCO Equity Funds, Inc. effective August 28, 1998.

      2. The Distribution Agreement shall be amended to reflect that INVESCO Dynamics Fund, INVESCO Growth & Income Fund and INVESCO Endeavor Fund are series of the Fund.

      IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed as a sealed instrument in its name and behalf by its duly authorized representative this 18th day of September 1998.


                                    INVESCO  DYNAMICS FUND, INC.


                                    By:   /s/ Glen A. Payne
                                          ------------------------
                                          Glen A. Payne, Secretary



                                    INVESCO DISTRIBUTORS, INC.


                                    By:   /s/ MarkH. Williamson
                                          -----------------------------
                                          Mark H. Williamson, President